Exhibit 107

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate(2)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	7.875% Senior Notes due 2026	457(o)	—	—	$76,490,000	—	$7,090.62	—	—	—
Fees to be Paid	Debt	7.750% Senior Notes due 2026	457(o)	—	—	$47,828,000	—	$4,433.66	—	—	—
Fees to be Paid	Debt	6.650% Senior Notes due 2028	457(o)	—	—	$38,859,000	—	$3,602.23	—	—	—
Fees to be Paid	Debt	7.750% Senior Notes due 2029	457(o)	—	—	$79,323,000	—	$7,353.24	—	—	—
Fees to be Paid	Debt	7.750% Senior Notes due 2031	457(o)	—	—	$166,864,000	—	$15,468.29	—	—	—
Fees to be Paid	Debt	6.980% Senior Notes due 2036	457(o)	—	—	$12,300,000	—	$1,140.21	—	—	—
	Total Offering Amounts					$421,664,000		$39,088.25
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$39,088.25

(1)

The value of the securities canceled upon the issuance of the securities registered on this Form S-4, calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, is equal to the principal amount of such securities.

(2)	$92.70 per $1,000,000 of the maximum aggregate offering price of the newly registered securities.